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                                                                     Exhibit 8.1



                       [Troutman Sanders LLP Letterhead]

                               September 22, 2000




Southern Energy, Inc.
900 Ashwood Parkway, Suite 500
Atlanta, Georgia 30338

           Re:  Registration Statement on Form S-1
                (Registration Nos. 333-41680 and 333-41680-01)

Ladies and Gentlemen:

         We have acted as counsel to Southern Energy, Inc., a Delaware corporation (the "Company"), in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of
(1) Junior Convertible Subordinated Debentures (the "Junior Subordinated Debentures") to be issued by the Company to SEI Trust I (the "Trust"), (2) Convertible Trust Preferred Securities (liquidation preference $50 per Preferred Security) (the "Preferred Securities") to be issued by the Trust, (3) the Company's guarantee with respect to such Preferred Securities (the "Guarantee") and (4) shares of the Company's common stock, par value $0.01 per share, issuable upon conversion of the Preferred Securities. The Junior Subordinated Debentures will be issued pursuant to a subordinated note indenture, as supplemented, between the Company and the trustee named therein, and the Guarantee will be issued pursuant to a guarantee agreement between the Company and the trustee named therein, in each case in the respective forms filed as exhibits to the Registration Statement. This opinion is being provided at your request for use in the Registration Statement.

         We have examined the Prospectus which was filed with the Commission on September 22, 2000 (the "Prospectus"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the Junior Subordinated Debentures and the Preferred Securities will be issued in accordance with the operative documents described in the Registration Statement and the Prospectus.

         Based on the assumptions described above, the statements in the Prospectus under "Tax Consequences," to the extent that they constitute matters of United States federal income tax law or legal conclusions under United States federal income tax law, have been reviewed by us and, in our opinion, are accurate in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and in any supplements thereto or amendments thereof. In giving the foregoing consent, we do

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not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                 /s/ Troutman Sanders LLP

                                TROUTMAN SANDERS LLP